Exhibit 99.6

CONSENT OF KARTHIK SHYAMSUNDER

October 13, 2026

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in Amendment No. 1 to the Registration Statement on Form S-4 of John Marshall Bancorp, Inc. (“JMSB”) filed on the date hereof and all further amendments thereto (the “Registration Statement”), and any related prospectus filed pursuant to Rule 424 promulgated under the Securities Act or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a person anticipated to become a director of JMSB upon completion of the mergers described therein, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Karthik Shyamsunder
Karthik Shyamsunder